                                                                  EXHIBIT (C)(1)


                          SMG-II HOLDINGS CORPORTION
================================================================================
                     200 MILIK STREET, CARTERET, NJ 07008
                      (732) 499-3930  FAX: (732) 499-3460

                               December 30, 1998

Mr. Robert Tobin,
Member of the Executive Board
Koninklijke Ahold nv
One Atlanta Plaza
950 E. Paces Ferry Road
Suite 2575
Atlanta, Georgia 30326

Dear Mr. Tobin:

     In connection with your consideration of a possible negotiated transaction (the "Proposed Acquisition") with SMG-II Holdings Corporation and/or its subsidiaries which currently consist of Supermarket General Holdings Corporation, PTK Holdings, Inc. and Pathmark Stores, Inc. (collectively, with such subsidiaries, the "Company"), the Company is prepared to deliver to you upon your execution and delivery to us of this letter agreement, certain information about the business, financial condition, properties and operations of the Company.

     All information about the Company furnished by the Company or our representatives (as defined below), whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished, is referred to in this letter agreement as "Proprietary
Information". Proprietary Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (b) was available to you on a nonconfidential basis prior to its disclosure by us or our Representatives, (c) becomes available to you on a nonconfidential basis from a person other than us or our Representatives who is not otherwise bound by a confidentially agreement with us, or any Representative of ours, or is not otherwise under an obligation (contractual, legal or fiduciary) to us or any Representative of ours not to transmit the information to you, or (d) has been, or hereinafter is, independently acquired or developed by you without violation of any of your obligations under this confidentiality agreement. As used in this letter, the term "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership and individual. As used in this letter agreement, "Representative" means, as to any person, such person's affiliates and its and their directors, officers, employees, partners, members, agents, advisors(including, without

Mr. Robert Tobin,
Member of the Executive Board
Koninklijke Ahold nv
c/o Ahold USA, Inc.
December 30, 1998
Page 2

Limitations, financial advisors, lenders, underwriters, counsel and accountants), consultants and controlling persons.

     Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by us, you agree (a) except as required by law, to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than your Representatives who are actively and directly participating in your evaluation of the Proposed Acquisition, or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Acquisition and to cause those persons to observe the terms of this letter agreement, (b) not to use the Proprietary Information for any purpose other than in connection with your evaluation of the Proposed Acquisition or the consummation of the Proposed Acquisition in a manner that we have approved, and (c) except as required by law, not to disclose to any person(other than those of your Representatives who are actively and directly participating in your evaluation of the Proposed Acquisition or who otherwise need to know for the purpose of evaluating the Proposed Acquisition and, in the case of your Representatives, whom you will cause to observe the terms of this letter agreement) any information about the Proposed Acquisition, or the terms or conditions, or any other facts relating thereto, including without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Proprietary Information has been made available to you or your Representatives. You will be responsible for any breach of the terms of this letter agreement by you or your Representative.

     In the event that you or your Representatives are requested pursuant to, or required by, applicable law or regulation, or by legal process to disclose any Proprietary Information or any other information concerning the Company or the Proposed Acquisition, you agree that you or your Representatives will provide us with prompt written notice of such request or requirement in order to enable us to seek an appropriate protective order or other remedy, to consult with you or your Representatives with respect to our taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this letter agreement, provided that, in any event, you may comply with such requests as required by law immediately prior to the expiration date of such legal process unless a protective order has been granted. In any such event, you or our Representatives will use your reasonable best efforts to cooperate with us to ensure

Mr. Robert Tobin,
Member of the Executive Board
Koninklijke Ahold nv
c/o Ahold USA, Inc.
December 30, 1998
Page 3

that all Proprietary Information and other information that is so disclosed will be accorded confidential treatment.

     If you determine that you do not wish to proceed with a Proposed Acquisition, you will promptly advise us of that decision. In that case, or in the event that we, in our sole discretion, so request or the Proposed Acquisition is not consummated by you, you will, upon our request, promptly deliver to us all of the Proprietary Information, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in your possession or in the possession of any of your Representatives.

     You acknowledge that none of the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("ML"), Stonington Partners, Inc. ("SPI") or our other Representatives, and none of the respective directors, officers, employees, affiliates, agents, financial advisors or controlling persons of the Company, ML, SPI or our other Representatives make any express or implied representation or warranty as to the accuracy or completeness of any Proprietary Information, and you agree that none of such persons shall have any liability to you or to any of your Representatives relating to or arising from your or their use of any Proprietary Information or for any errors therein or omissions therefrom, provided, however, that such entities as listed above shall endeavor to ensure the accuracy of such Proprietary Information. You also agree that you are not entitled to rely on the accuracy or completeness of any Proprietary Information and that you shall be entitled to rely solely on such representations and warranties regarding Proprietary Information as may be made to you in any final acquisition agreement relating to the Proposed Acquisition, subject to the terms and conditions of such agreement.

     You agree that, without our written consent, you will not, for a period of nine months from the date hereof, directly or indirectly solicit for employment or employ any person who is now employed by the Company or any of our subsidiaries listed in paragraph 1 and who is identified by you as a result of your evaluation in connection with the Proposed Acquisition, provided, however, that you shall no be prohibited from (i) employing any such person who contacts you on his or her own initiative and without any direct or indirect solicitation by you, and (ii) making generalized searches for employees by use of advertisements or regular executive searches in the media which are not targeted specifically at employees of the Company.

Mr. Robert Tobin,
Member of the Executive Board
Koninklijke Ahold nv
c/o Ahold USA, Inc.
December 30, 1998
Page 4

     You agree that until a final definitive acquisition agreement regarding the Proposed Acquisition has been executed by you and the Company, neither the Company nor any of its Representatives is under any legal obligation, and shall have no liability to you of any nature whatsoever with respect to te Proposed Acquisition by virtue of this letter agreement. You also acknowledge and agree that (i) we and our Representatives may conduct the process that may or may not result in the Proposed Acquisition in such manner as we, in our sole discretion, may determine (including without limitation, negotiating and entering into a final acquisition agreement with any third party without notice to you), and
(ii) we reserve the right to change (in our sole discretion, at any time and without notice to you) the procedures relating to our and your consideration of the Proposed Acquisition (including, without limitation, terminating all further discussions with you and requesting that you return all Proprietary Information to us).

     Without prejudice to the rights and remedies otherwise available to us, we shall be entitled to equitable relief by way of injunction if you or any of our Representatives breach or threaten to breach any of the provisions of the letter agreement.

     It is understood and agreed that no failure or delay by us in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

     This letter agreement shall be governed by, and construed in accordance with the laws of the State of New York.

     Any assignment of this letter agreement by you without our prior written consent shall terminate and shall be void.

     This letter agreement shall terminate and shall be null and void and of no further force and effect on and after the second anniversary of the date hereof.

     This letter contains the entire agreement between you and us concerning confidentiality of the Proprietary Information and no modification of this letter or waiver of the terms and conditions hereof shall be binding upon you or us, unless approved in writing by each of you and us.

Mr. Robert Tobin,
Member of the Executive Board
Koninklijke Ahold nv
c/o Ahold USA, Inc.
December 30, 1998
Page 5


     It is understood and agreed that this confidentiality agreement shall not in any manner be interpreted to restrict you from competing with the Company in the ordinary and customary course of business.

     Please confirm your agreement with the foregoing by signing and returning the duplicate copy of this letter, enclosed herewith, to me at the above address.



                                        Very truly yours,
                                        SMG-II HOLDINGS CORPORATION



                                        By: /s/ Marc A. Strassler
                                            -----------------------------
                                            Marc A. Strassler
                                            Senior Vice President,
                                            and General Counsel


Accepted and Agreed as of the date
first above written:



KONINKLIJKE AHOLD NV


By: /s/ Robert Tobin
    -----------------------------
    Robert Tobin
    Member of the Executive Board